UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

February 10, 2022

PORCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39142	83-2587663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 1st Avenue South, Suite 300
Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(855) 767-2400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	PRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Matters – Chief Executive Officer

Annual Compensation

On February 10, 2022, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Porch Group, Inc. (the “Company” or “Porch”) approved changes to the annual compensation of Matthew Ehrlichman, Chairman and Chief Executive Officer of the Company (“CEO”), based on peer group and other market data, internal pay considerations, as well as other retention and incentive considerations.

The CEO’s annual base salary was increased to $600,000 (previously $420,000) and his annual target bonus was established at 100% of base salary (with a 0% - 200% bonus payout opportunity determined for 2021). The foregoing changes were each effective October 1, 2021 to align with recent compensation changes of Matthew Neagle, Chief Operating Officer of Porch (“COO”).

During the second half of 2021, the Compensation Committee evaluated potential equity award designs and grant amounts for the CEO, although no equity awards were granted to the CEO in 2021. On February 10, 2022, the Compensation Committee granted 2021 annual equity awards to the CEO with an aggregate grant value of $5.0 million, consisting of (i) 883,740 performance-based restricted stock units (“Market-Condition PRSUs”) with a grant value of $3.75 million (the “Market-Condition PRSU Award (CEO)”) and (ii) 144,844 time-based restricted stock units (“RSUs”) with a grant date value of $1.25 million (the “Annual RSU Award (CEO)”).

Special Equity Award

As previously disclosed in the Company’s Current Reports on Form 8-K, filed on September 10, 2021 and November 19, 2021, the Board previously approved an equity award pool for a special equity award program of RSUs for all Company employees on the payroll as of August 1, 2021, referred to as the “Together We Win Program.” The Together We Win Program is designed to bridge the Company’s transition from a private company compensation model to a public company compensation model and address retention and incentive objectives critical to the Company, and it is not intended to be a continuing part of the Company’s annual compensation programs. The Together We Win Program consists of RSU awards that vest ratably on a quarterly basis over a 36-month period. The initially approved equity award pool did not include the Company’s executive officers. On November 16, 2021, the Compensation Committee granted a Together We Win RSU award to the COO, with a grant value of $2.2 million.

On February 10, 2022, the Compensation Committee granted a Together We Win RSU award to the CEO, consisting of 695,249 RSUs with a grant value of $6.0 million (the “TWW RSU Award (CEO)” and, together with the Annual RSU Award (CEO), the “RSU Awards (CEO)”).

Methodology to Calculate Equity Awards

The Market-Condition PRSUs and RSUs each have a minimum post-vesting holding period of three years from any applicable vesting date (the “Post-Vesting Holding Period”), which the Compensation Committee believes addresses long-term retention and supports alignment with long-term stockholder objectives. Under applicable accounting rules, the grant date fair value of the Market-Condition PRSUs and RSUs will reflect a discount for the Post-Vesting Holding Period.

The $3.75 million grant value for the Market-Condition PRSU Award (CEO) was denominated in a number of Market-Condition PRSUs based on a Monte Carlo valuation (including the Post-Vesting Holding Period discount) in accordance with applicable accounting rules. The $1.25 million and $6.0 million grant values, respectively, for the RSU Awards (CEO) were denominated in a number of RSUs using the 30-trading day average closing price of the Company’s stock on the business day prior to the grant date, which average closing price was then discounted for the Post-Vesting Holding Period (aligned with the discount used under applicable accounting rules).

Vesting and Performance Conditions of Equity Awards

Each Market-Condition PRSU represents the right to receive, upon vesting and satisfaction of the performance conditions, one share of common stock of the Company. One-third of the Market-Condition PRSU Award (CEO) will be earned if, within 36 months following the grant date, the closing price of a share of the Company’s common stock is greater than or equal to $26.00, $28.00 and $30.00, respectively, over any 20 trading days within any 30-consecutive trading day period. One-third of the Market-Condition PRSU Award (CEO) is associated with the achievement of each stock price hurdle. Each Market-Condition PRSU will vest ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over a 30-month vesting period, beginning October 1, 2021, provided the CEO continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).

Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. Each RSU will vest ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over the applicable vesting period (30 months for the Annual RSU Award (CEO) and 36 months for the TWW RSU Award (CEO)), beginning October 1, 2021, provided the CEO continues to serve as an employee of the Company through the applicable vesting date (subject to specified exceptions).

The vesting dates were selected to align with the Together We Win program and the 2021 annual equity awards to the COO.

Additional Terms of Equity Awards

The Market-Condition PRSU Award (CEO) and the RSU Awards (CEO) were granted pursuant to the Porch Group, Inc. 2020 Stock Incentive Plan. The Market-Condition PRSU Award (CEO) and the RSU Awards (CEO) also provide that the CEO is subject to non-competition and non-solicitation requirements during and for 12 months after employment, as well as recoupment, confidentiality and non-disparagement requirements.

The foregoing descriptions of the Market-Condition PRSU Award (CEO) and RSU Awards (CEO) do not purport to be complete and are qualified in their entirety by reference to the Form of Performance-Based (Market-Condition) Restricted Stock Unit Award Agreement (CEO) and Form of Restricted Stock Unit Award Agreement (CEO), which are attached as Exhibits 10.1 and 10.2, respectively, to this report and incorporated by reference herein.

Employment Agreements and Amendment to Offer Letter – Executive Officers

On February 11, 2022, Porch entered into new employment agreements with each of the CEO (the “CEO Employment Agreement”) and COO (the “COO Employment Agreement”), and the first amendment (the “CFO Offer Letter Amendment”) to the offer letter, effective June 15, 2020 (the “CFO Offer Letter”) with Martin Heimbigner, Chief Financial Officer of Porch (each, an “Executive”). A summary of the material terms of each of the CEO Employment Agreement, COO Employment Agreement and CFO Offer Letter Amendment is set forth below, and each is qualified in its entirety by reference to such agreements, copies of which are filed as Exhibits 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

CEO and COO Employment Agreements

Term:  Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from Porch or the Executive 60 days prior to the expiration of the then-current term. Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.

Compensation:  Executive will receive an annual base salary of $400,000 (Neagle) or $600,000 (Ehrlichman) and has a target bonus of 100% of base salary, subject to changes from time to time in the discretion of the Company’s Board of Directors (the “Board”). Executive is eligible for an annual bonus.

Severance; Equity Acceleration:  Upon a termination of Executive’s employment by Porch without cause (and other than by reason of death or disability), or his resignation for good reason (each, a “Non-Change in Control Termination”), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, Executive will be entitled to accrued obligations and (i) base salary continuation for 12 months and his target bonus, each paid on a pro rata basis over 12 months subsequent to the termination date (the “Severance Period”), subject to offset due to other employment, and (ii) during the Severance Period (but ceasing once equivalent employer-paid coverage is otherwise available to him), Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s plans through COBRA.

Upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding, which may be earned during the performance period and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date, and (iii) any vested options may be exercised for the lesser of 12 months and the expiration date. Upon termination due to death or disability, any vested options may be exercised for the lesser of one year and the expiration date. Upon any other termination except cause, any vested options may be exercised for the lesser of 90 days and the expiration date.

Each agreement provides for double-trigger equity acceleration in the event of a change in control. Upon a change in control, existing equity awards will continue based on specified terms, provided (i) any unearned performance-based equity awards will be treated as restricted stock units and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a change in control if such awards are not assumed by the surviving entity on a reasonably equivalent basis. Upon a termination of Executive’s employment by Porch without cause (and other than by reason of death or disability), or Executive’s resignation for good reason, in each case within 12 months following a change in control (each, a “Change in Control Termination”), (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised for the lesser of one year and the expiration date. Also, following a change in control, (x) upon termination due to death or disability, any vested options may be exercised for the lesser of one year and the expiration date, and (y) upon any other termination except cause, any vested options may be exercised for the lesser of 90 days and the expiration date.

Restrictive Covenants:  During the term of employment and for 12 months (COO) or 18 months (CEO) thereafter (subject to a longer period if due to breach), Executive is bound by a covenant not to compete with Porch, a covenant not to solicit Porch’s employees, customers or business partners and a covenant not to hire Porch’s employees or induce them to terminate employment with Porch.  In addition, Executive has agreed not to use or disclose any confidential information of Porch, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

CFO Offer Letter Amendment

Bonus Compensation:  The amendment provides that Executive is eligible for a special discretionary bonus of up to $100,000 related to the completion of the 2021 financial audit and related controls assessment process to the satisfaction of the Board. Under the CFO Offer Letter, Executive also is eligible for a discretionary bonus and other previously disclosed opportunities.

Severance: The amendment provides that the base salary due as severance upon specified severance events will be paid in a lump sum (in lieu of being paid over six months in accordance with the CFO Offer Letter).

Equity Acceleration:  Upon any termination of Executive’s employment, subject to a six-month transition period at Executive’s existing pay rate (or earlier death or long-term disability during such transition period) prior to the effectiveness of such termination, Executive’s nonqualified stock option awards that were issued pursuant to the CFO Offer Letter that are outstanding on the termination date and that would have vested through the six-month anniversary of the termination date (or an equivalent cash value if there are not sufficient unvested stock options) will vest upon such termination date and be exercisable for 90 days following vesting.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit Number	Description
10.1*	Form of Performance-Based (Market-Condition) Restricted Stock Unit Award Agreement (CEO)

10.2*	Form of Restricted Stock Unit Award Agreement (CEO)

10.3*	Employment Agreement, by and between Porch Group, Inc. and Matthew Ehrlichman, dated February 11, 2022

10.4*	Employment Agreement, by and between Porch Group, Inc. and Matthew Neagle, dated February 11, 2022

10.5*	First Amendment to Offer Letter, by and between Porch Group, Inc. and Marty Heimbigner, dated February 11, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*   Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORCH GROUP, INC.

By:	/s/ Matthew Cullen
	Name:	Matthew Cullen
	Title:	General Counsel, Secretary

Date: February 11, 2022